Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
THE CHILDREN’S PLACE, INC.

(Pursuant to Section 242 and 245 of the
General Corporation Law of the State of Delaware)

THE CHILDREN’S PLACE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “ General Corporation Law ”), DOES HEREBY CERTIFY:

1. That the name of the Corporation is THE CHILDREN’S PLACE, INC.; the Corporation was originally incorporated under the name “The Children’s Place Retail Stores II, Inc.” pursuant to General Corporation Law and the Corporation’s original certificate of incorporation was filed with the Secretary of State of Delaware on June 3, 1988. The Corporation’s certificate of incorporation was subsequently amended by a certificate of merger on July 29, 1988, and pursuant to such amendment, the Corporation was renamed “The Children’s Place Retail Stores, Inc.” The Corporation’s certificate of incorporation was subsequently amended and restated on each of June 28, 1996, December 31, 1996, September 18, 1997 and July 29, 2008. The Corporation’s certificate of incorporation was subsequently amended and restated on June 6, 2014 and pursuant to such amendment, the Corporation was renamed “The Children’s Place, Inc.” The Corporation’s certificate of incorporation was subsequently further amended and restated on June 6, 2016.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Corporation’s certificate of incorporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officer of the Corporation to solicit the consent of the stockholders therefor.

3. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s certificate of incorporation, was duly adopted by the board of directors and stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law.

4. That the Corporation’s certificate of incorporation be amended and restated in its entirety to read as follows:

ARTICLE ONE

The name of the corporation is THE CHILDREN’S PLACE, INC. (the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, in the city of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

The nature of the business and of the purposes to be conducted and promoted by the Corporation are to conduct any lawful business, to promote any lawful purpose and to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

The Corporation shall have authority, to be exercised by the Board of Directors, to issue (i) 100,000,000 shares of common stock of the par value of $0.10 per share (the “ Common Stock ”) and (ii) 1,000,000 shares of preferred stock of the par value of $1.00 per share (the “ Preferred Stock ”). The Preferred Stock may be issued (A) in one or more series and with such designations, powers, preferences, rights, and such qualifications, limitations or restrictions thereof, as the Board of Directors shall fix by resolution or resolutions which are permitted by Section 151 of the General Corporation Law of the State of Delaware for any such series of Preferred Stock, and (B) in such number of shares in each such series as the Board of Directors shall, by resolution, fix, provided that the aggregate number of all shares of Preferred Stock issued shall not exceed the number of shares of Preferred Stock authorized hereby.

Each holder of Common Stock shall at every meeting of stockholders of the Corporation be entitled to one vote in person or by proxy on each matter submitted to a vote of stockholders for each share of Common Stock held by such holder as of the record date for such meeting. Subject to the rights, if any, of the holders of the Preferred Stock, the holders of the Common Stock shall be entitled to the entire voting power, all dividends declared and paid by the Corporation and all assets of the Corporation available for distribution to stockholders in the event of any liquidation, dissolution or winding up the Corporation.

ARTICLE FIVE

The number of directors which shall constitute the whole Board of Directors of the Corporation shall be not less than three nor more than 12 and the exact number shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the directors then in office; provided, however, that such maximum number of directors may be increased from time to time to reflect the rights, if any, of holders of Preferred Stock to elect directors in accordance with the terms of the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares of Preferred Stock. The number of directors may be increased or decreased only by action of the Board of Directors.

Each nominee for director shall stand for election to a one-year term expiring at the next annual meeting of stockholders and shall hold office until their respective successors are duly elected and qualified, subject to their earlier death, resignation, retirement or removal from service as a director.

Election of directors of the Corporation need not be by written ballot unless requested by the Chairman of the Board of Directors or by the holders of a majority of the voting power of the outstanding shares of stock entitled to vote in the election of directors and present in person or represented by proxy at a meeting of the stockholders at which directors are to be elected.

Subject to the rights, if any, of the holders of any Preferred Stock with respect to the election of directors, directors shall be elected by a majority of votes cast by the shares present at a meeting of stockholders and entitled to vote on the election of directors at such meeting, a quorum being present at such meeting, unless the election is contested, in which case directors shall be elected by a plurality of votes cast by the shares present at such meeting. A “majority of votes cast” means that the number of votes cast “for” the election of the nominee exceeds 50% of the total number of votes cast “for” or “against” the election of that nominee. A “contested election” shall mean an election at which the number of nominees for election as director is greater than the number of directors to be elected. For purposes hereof, the number of nominees shall be determined as of the last date on which a stockholder in accordance with the Bylaws of the Corporation may nominate a person for election as a director in order for such nomination to be required to be presented for a vote of the stockholders. Cumulative voting shall not apply in the election of directors and no stockholder will be permitted to accumulate votes in respect of the election of any director.

ARTICLE SIX

Subject to the rights, if any, of the holders of any Preferred Stock, vacancies on the Board of Directors (whether by reason of resignation, removal, death, an increase in the number of directors or otherwise) may be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by the sole remaining director. Any director chosen by the Board of Directors to fill a vacancy (including a vacancy resulting from an increase in the number of directors) shall hold office for the remaining term of the director(s) creating the vacancy(s) (or for which the new directorship was created) and until that director’s successor shall be elected and shall have qualified. No decrease in the number of directors constituting the Board of Directors may shorten the term of any incumbent director.

ARTICLE SEVEN

The Bylaws of the Corporation, as amended and restated on the date hereof, are hereby adopted by the Board of Directors. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind the Bylaws of the Corporation, by the affirmative vote of a majority of the total number of directors which the Corporation would have if there were no vacancies.

ARTICLE EIGHT

To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (1) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the General Corporation Law of the State of Delaware or any successor provision thereto, or (4) for any transaction from which the director derived any improper personal benefit. Neither the provisions of this Article Eight, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Eight, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or adoption.

ARTICLE NINE

The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, or by any successor provision thereto (“ Section 145 ”), indemnify any and all persons whom it shall have power to indemnify under Section 145 from and against any and all of the expenses, liabilities or other matters referred to in or covered by Section 145. The Corporation shall advance expenses to the fullest extent permitted by Section 145. Such right to indemnification and advancement of expenses shall inure to the benefit of the heirs, executors and administrators of such person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights which any person may have or hereafter acquire under any statue, Bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Without limiting the generality or the effect of the foregoing, the Corporation may enter into one or more agreements with any person which provide for indemnification greater than or different from that provided in this Article Nine or Section 145. Neither the amendment or repeal of this Article Nine, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article Nine, shall adversely affect any right or protection of any person existing at the time of such amendment, repeal or adoption.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions hereof or under Section 145 of the General Corporation Law or any other applicable law.

ARTICLE TEN

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

ARTICLE ELEVEN

One or more stockholders that collectively own not less than 25% of the issued and outstanding shares of Common Stock of the Corporation entitled to vote generally in an election of directors shall be entitled to call a special meeting of the stockholders of the Corporation for any purpose or purposes, at any time, by delivering written notice thereof to the attention of the Secretary of the Corporation at the principal executive offices of the Corporation, which such notice must include a brief description of the matters to be voted on at such meeting. The Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Corporation shall cause such meeting to be held within 45 days of the date on which such request is submitted.

5. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by an authorized officer of this Corporation on this 7th day of May, 2025.

THE CHILDREN’S PLACE, INC.

By:	/s/ Jared E. Shure
	Name:	Jared E. Shure
	Title:	Chief Administrative Officer, General Counsel and Corporate Secretary